Filed Pursuant to Rule 433
                                                         File No.: 333-137620-14

The depositor has filed a registration statement (including a prospectus) with the Securities and Exchange Commission ("SEC") for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and the offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor or the underwriter will arrange to send you the prospectus if you request it by calling toll-free 1-888-222-7092.

                         THE SERIES 2007-9 CERTIFICATES

                    Initial       Pass-
                   Principal    Through
      Class        Balance(1)     Rate                Principal Types                         Interest Types          CUSIP
------------------------------------------------------------------------------------------------------------------------------
Offered Certificates
Class I-A-1       $268,800,000   5.500%   Super Senior, Sequential Pay                        Fixed Rate            94986B AA4
Class I-A-2(2)     $51,400,000   5.500%   Super Senior, Sequential Pay,                       Fixed Rate            94986B AB2
                                          Accretion Directed, Exchangeable REMIC
Class I-A-3(2)      $6,900,000   5.500%   Super Senior Support, Sequential Pay,               Fixed Rate            94986B AC0
                                          Exchangeable REMIC
Class I-A-4(2)      $1,840,000   5.500%   Super Senior Support, Sequential Pay,               Fixed Rate            94986B AD8
                                          Exchangeable REMIC
Class I-A-5        $39,090,000   5.500%   Super Senior, Lockout                               Fixed Rate            94986B AE6
Class I-A-6(2)      $1,000,000   5.500%   Super Senior Support, Lockout, Exchangeable REMIC   Fixed Rate            94986B AF3
Class I-A-7(2)     $20,480,000   5.500%   Super Senior, Sequential Pay, Exchangeable REMIC    Accrual, Fixed Rate   94986B AG1
Class I-A-8(2)     $71,880,000   5.500%   Super Senior, Sequential Pay, Exchangeable          Fixed Rate            94986B AH9
Class I-A-9(2)      $9,740,000   5.500%   Super Senior Support, Sequential Pay, Exchangeable  Fixed Rate            94986B AJ5
Class I-A-PO        $1,245,029   0.000%   Senior, Ratio Strip                                 Principal Only        94986B AK2
Class I-A-R               $100   5.500%   Senior, Sequential Pay                              Fixed Rate            94986B AL0
Class II-A-1(2)   $336,660,000   5.500%   Senior, Sequential Pay, Exchangeable REMIC          Fixed Rate            94986B AM8
Class II-A-2(2)     $4,317,000   5.500%   Senior, Sequential Pay, Exchangeable REMIC          Fixed Rate            94986B AN6
Class II-A-3(2)   $340,977,000   5.500%   Senior, Pass Through, Exchangeable                  Fixed Rate            94986B AP1
Class II-A-PO         $938,785   0.000%   Senior, Ratio Strip                                 Principal Only        94986B AX4
Class B-1          $13,909,000   5.500%   Subordinated                                        Fixed Rate            94986B AQ9
Class B-2           $1,504,000   5.500%   Subordinated                                        Fixed Rate            94986B AR7
Class B-3           $1,503,000   5.500%   Subordinated                                        Fixed Rate            94986B AS5
Non-Offered Certificates
Class B-4             $752,000   5.500%   Subordinated                                        Fixed Rate            94986B AU0
Class B-5             $752,000   5.500%   Subordinated                                        Fixed Rate            94986B AV8
Class B-6             $752,453   5.500%   Subordinated                                        Fixed Rate            94986B AW6

--------------------

(1) Approximate. The initial principal balance shown for a class of exchangeable REMIC certificates or exchangeable certificates represents the approximate maximum initial principal balance of such class. The maximum initial principal balance of a class of exchangeable REMIC Certificates represents the initial principal balance of such class prior to any exchanges. The maximum initial principal balance of a class of exchangeable certificates represents the maximum principal balance of such class that could be issued in an exchange. The initial principal balances and maximum initial principal balances are subject to adjustment.

(2) Each of these classes is exchangeable, in combination with other classes or individually as specified in Schedule I, for certain other class or classes of certificates.

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

Allocation of Amount to be Distributed on the Class A Non-PO Certificates

      The allocation of the Class A Non-PO Principal Distribution Amount to a Class of Exchangeable REMIC Certificates will be made assuming no exchanges have ever occurred. Amounts distributable to Exchangeable Certificates will be made as described herein.

      Group I-A Certificates

      I. On each Distribution Date occurring prior to the Accretion Termination Date, the Accrual Distribution Amount will be distributed, sequentially, to the Class I-A-2 and Class I-A-7 Certificates.

      II. On each Distribution Date occurring prior to the Subordination Depletion Date, the Class A Non-PO Principal Distribution Amount for the Group I-A Certificates will be allocated among and distributed in reduction of the Principal Balances of the Group I-A Certificates, sequentially, as follows:

      first, to the Class I-A-R Certificates; and

      second, concurrently, to the Class I-A-5 and Class I-A-6 Certificates, pro rata, up to the Priority Amount for such Distribution Date;

      third, concurrently, to the Class I-A-1 and Class I-A-3 Certificates, pro rata;

      fourth, concurrently, as follows:

            (A) 97.5040694520%, sequentially, to the Class I-A-2 and Class I-A-7 Certificates; and

            (B) 2.4959305480%, to the Class I-A-4 Certificates;

      fifth, concurrently, to the Class I-A-5 and Class I-A-6 Certificates, pro rata.

      Group II-A Certificates

      On each Distribution Date occurring prior to the Subordination Depletion Date, the Class A Non-PO Principal Distribution Amount for the Group II-A Certificates will be distributed in reduction of the Principal Balance of the Class II-A Certificates, sequentially, to the Class II-A-1 and Class II-A-2 Certificates.

      The "Priority Amount" for any Distribution Date means the product of (i) the Priority Percentage, (ii) the Shift Percentage and (iii) the sum of the Scheduled Principal Amount and the Unscheduled Principal Amount.

      The "Priority Percentage" means the sum of the Principal Balances of the Class I-A-5 and Class I-A-6 Certificates divided by the Pool Balance (Non-PO Portion) for Loan Group I.

      The "Scheduled Principal Amount" means the sum for each outstanding Group I Mortgage Loan (including each defaulted Mortgage Loan with respect to which the related Mortgaged Property has been acquired by the Trust Estate) of the product of (A) the Non-PO Fraction for such Mortgage Loan and (B) the sum of the amounts for such Mortgage Loan described in clauses B(i) and B(iv) of the definition of "Class A Non-PO Optimal Principal Amount", but without such amounts being multiplied by the Class A Percentage.

      The "Unscheduled Principal Amount" means the sum for each outstanding Group I Mortgage Loan (including each defaulted Mortgage Loan with respect to which the related Mortgage Property has been acquired by the Trust Estate) of the product of (A) the Non-PO Fraction for such Mortgage Loan and (B) the sum of the amounts for such Mortgage Loan described in clauses B(ii) and B(iii) of the definition of "Class A Non-PO Optimal Principal Amount", but without such amounts being multiplied by the Class A Prepayment Percentage.

      The "Shift Percentage" for any Distribution Date will be the percentage indicated below:

Distribution Date Occurring In                                  Shift Percentage
-------------------------------------------------------------   ----------------
July 2007 through June 2012..................................                 0%
July 2012 through June 2013..................................                30%
July 2013 through June 2014..................................                40%
July 2014 through June 2015..................................                60%
July 2015 through June 2016..................................                80%
July 2016 and thereafter.....................................               100%

                                   Schedule I

                             Available Combinations

         Exchangeable REMIC Class                 Exchangeable Class
         ------------------------                 ------------------
   Exchangeable       Maximum Initial      Exchangeable       Maximum Initial
REMIC Combination   Principal Balance(1)    Combination    Principal Balance(1)
-----------------   --------------------   -------------   --------------------
      REMIC                                Exchangeable
   Combination 1                           Combination 1
      I-A-2             $51,400,000           I-A-8            $71,880,000
      I-A-7             $20,480,000

      REMIC                                Exchangeable
   Combination 2                           Combination 2
      I-A-3              $6,900,000            I-A-9            $9,740,000
      I-A-4              $1,840,000
      I-A-6              $1,000,000

      REMIC                                Exchangeable
   Combination 3                           Combination 3
      II-A-1           $336,660,000          II-A-3           $340,977,000
      II-A-2             $4,317,000


(1) Except as otherwise indicated, Exchangeable REMIC Certificates and Exchangeable Certificates in either combination may be exchanged only in the proportion that the Maximum Initial Principal Balances of such Certificates bear to one another as shown above.


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